Transition and Advisor Agreement

Effective November 2, 2025 (the “Effective Date”), Nader Kabbani (“Advisor”) and Hims, Inc. (“Company”) agree as follows:

1.Services; Payment; No Violation of Rights or Obligations. Advisor agrees to undertake and complete the Services (as defined in Exhibit 1) in accordance with and on the schedule specified in Exhibit 1. As the only consideration due Advisor regarding the subject matter of this Independent Contractor Advisor Agreement (“Advisor Agreement”), Company will pay Advisor as (and only as) expressly stated in Exhibit 1. Unless otherwise specifically agreed upon by Company in writing (and notwithstanding any other provision of this Advisor Agreement), all activity relating to Services will be performed by and only by Advisor. Advisor agrees that they will not (and will not permit others to) violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose at any time Advisor’s own or any third party’s confidential information or intellectual property in connection with the Services or otherwise for or on behalf of Company.

2.Ownership; Rights; Proprietary Information; Publicity.

a.Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), deliverables, works of authorship, mask works, designations, designs, knowhow, ideas and information made or conceived or reduced to practice, in whole or in part, by or for or on behalf of Advisor that relate to the subject matter of or arise out of or in connection with the Services or any Proprietary Information (as defined below) (collectively, “Deliverables”) and Advisor will promptly disclose and provide all Deliverables to Company. All Deliverables are works made for hire to the extent allowed by law and, in addition, Advisor hereby makes all assignments necessary to accomplish the foregoing ownership; provided that no assignment is made that extends beyond what would be allowed under California Labor Code Section 2870 (attached as Exhibit 2) if Advisor were an employee of Company. Advisor shall assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned. Advisor hereby irrevocably designates and appoints Company as its agents and attorneys in fact, coupled with an interest, to act for and on Advisor’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Advisor and all other creators or owners of the applicable Deliverables.

b.Advisor agrees that all Deliverables and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) developed, learned or obtained by or for or on behalf of Advisor in connection with the Services or that are received from or for Company in confidence, constitute “Proprietary Information.” As further set forth in your Employee Confidential Information and Inventions Assignment Agreement, Advisor shall hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Advisor shall not be obligated under this paragraph with respect to information Advisor can document is or becomes readily publicly available without restriction through no fault of Advisor. Upon termination of this Advisor Agreement or as otherwise requested by Company, Advisor will promptly provide to Company all items and copies containing or embodying Proprietary Information, except that Advisor may keep its personal copies of its compensation records and this Advisor Agreement. Advisor also recognizes and agrees that Advisor has no expectation of privacy with respect to Company’s telecommunications, networking, or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Advisor’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice. Notwithstanding the confidentiality obligations set forth in this Advisor Agreement, Advisor understands that, pursuant to the Federal Defend Trade Secrets Act 18 U.S.C § 1833(b)(1) (“DTSA”), Advisor cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Advisor also understands that if Advisor files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Advisor may disclose the trade secret to Advisor’s attorney and use the trade secret information in the court proceeding, so long as Advisor files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Advisor further understands that if a court of law determines that Advisor misappropriated the Company’s trade secrets willfully or maliciously, including by making permitted disclosures without following the requirements of the DTSA as detailed in this paragraph, then the Company may be entitled to an award of exemplary damages and attorneys’ fees.

c.As additional protection for Proprietary Information, Advisor agrees that during the period over which it is to be providing the Services: (i) and for one year thereafter, Advisor will not directly or indirectly encourage or solicit any employee or Advisor of Company to leave Company for any reason; (ii) Advisor will not engage in any activity that represents a conflict of interest or a breach of Advisor’s obligations under this Advisor Agreement or otherwise, including: (A) providing competitive services to a competitor during the time you are actively engaged as an Advisor to Company; or (B) assisting any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company. For purposes of this Advisor Agreement, “competitive services” means services provided to any business, person, or entity that offers direct-to-consumer telehealth or digital health products or services that substantially overlap with the Company’s core business lines, or with products or services that the Company offers, markets, or has under development during the Term of this Agreement. Such areas include, without limitation, sexual health, dermatology, hair loss, mental health, weight management, and primary care. For clarity, “competitive services” does not include services provided to entities that operate generally in the healthcare industry but do not offer consumer-facing telehealth products or services in the Company’s primary areas of focus.

d.To the extent allowed by law, Section 2(a) and any license granted Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. To the extent any of the foregoing is ineffective under applicable law, Advisor hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Advisor will confirm any such ratifications and consents from time to time as requested by the Company. If any other person is in any way involved in any Services, Advisor will obtain the foregoing ratifications, consents and authorizations from such person for Company’s exclusive benefit.

If any part of the Services or Deliverables or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to Advisor (or any person involved in the Services) and not assigned hereunder, Advisor hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty free, nonexclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the

Services, Deliverables other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

3.Warranties and Other Obligations. Advisor represents, warrants and covenants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services nor any part of this Advisor Agreement is or will be inconsistent with any obligation Advisor may have to others; (ii) all work under this Advisor Agreement shall be Advisor’s original work and none of the Services or Deliverables nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Advisor); (iii) Advisor has the full right to allow it to provide Company with the assignments and rights provided for herein (and has written enforceable agreements with all persons necessary to give it the rights to do the foregoing and otherwise fully perform this Advisor Agreement); (iv) Advisor shall comply with all applicable laws and Company safety rules in the course of performing the Services; and (v) if Advisor’s work requires a license, Advisor has obtained that license and the license is in full force and effect.

4.Term and Termination. The term of this Advisor Agreement shall commence on November 2, 2025 and shall continue for a nine (9) month period, ending August 1, 2026 (the “Term”), unless earlier terminated (the earlier of August 1, 2026 or an earlier termination date will be the Termination Date): (i) upon mutual written agreement of the parties; or (ii) if either party breaches a material provision of this Advisor Agreement, the other party may terminate this Advisor Agreement upon 15 days’ notice, unless the breach is cured within the notice period. Sections 2 (subject to the limitations set forth in Section 2(c)) through 9 of this Advisor Agreement and any remedies for breach of this Advisor Agreement shall survive any termination or expiration of the Advisor Agreement. The Company may communicate the obligations contained in this Advisor Agreement to any other (or potential) client or employer of Advisor. Any extension of the Term will be subject to mutual written agreement of the parties.

5.Relationship of the Parties; Independent Contractor; No Employee Benefits. Notwithstanding any provision hereof, Advisor is an independent contractor and is not an employee, agent, partner or joint venturer of Company and shall not bind nor attempt to bind Company to any contract. Advisor shall accept any directions issued by Company pertaining to the goals to be attained and the results to be achieved by Advisor, but Advisor shall be solely responsible for the manner and hours in which the Services are performed under this Advisor Agreement. Advisor’s engagement with Company is not exclusive, and it is understood that Advisor may provide services for other entities during the term of this Advisor Agreement. Advisor shall not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Advisor. Advisor shall comply at Advisor’s expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors. Advisor will ensure that its employees, contractors and others involved in the Services, if any, are bound in writing to the foregoing, and to all of Advisor’s obligations under any provision of this Advisor Agreement, for Company’s benefit and Advisor will be responsible for any noncompliance by them. Advisor agrees to indemnify the Company from any and all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, on account of the foregoing or any breach of this Advisor Agreement or any other action or inaction by or for or on behalf of Advisor.

Assignment. This Advisor Agreement and the services contemplated hereunder are personal to Advisor and Advisor shall not have the right or ability to assign, transfer or subcontract any rights or obligations under this Advisor Agreement without the written consent of the Company. Any attempt to do so shall be void. The Company may fully assign and transfer this Advisor Agreement in whole or part.

6.Notice. All notices under this Advisor Agreement shall be in writing and shall be deemed given (a) when personally delivered, (b) when sent by electronic mail to the address set forth below on Advisor’s signature page hereto, as updated from time to time by notice to the Company, or facsimile if sent during normal business hours of the recipient; if not, then on the next business day or (c) three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or to such other address as such party last provided to the other by written notice. A copy of all notices to Company must be sent to the Chief Legal Officer of the Company.

7.Miscellaneous. Any breach of Section 2 or 3 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Advisor Agreement at any time for any period shall not be construed as a waiver of such rights. This Advisor Agreement represents the entire understanding between the parties with respect to the subject matter hereof to the exclusion of all other terms and conditions, and no changes, additions, modifications or waivers to this Advisor Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Advisor Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Advisor Agreement shall otherwise remain in full force and effect and enforceable. This Advisor Agreement shall be governed by and construed in accordance with the laws of the State of Washington without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Advisor Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Advisor Agreement. This Agreement may be amended, modified, or supplemented only by a written instrument duly executed by both Parties. No oral statements or prior written material not specifically incorporated herein shall be of any force and effect.

8.Arbitration. Any controversy or claim arising out of or relating to this Advisor Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Arbitration Agreement between Advisor and Company signed on April 22, 2025. Advisor hereby agrees and consents that any such arbitration shall take place in the State of Washington in the county of King.

Advisor

By: /s/ Nader Kabbani
Name: Nader Kabbani
Title: Advisor

HIMS, INC.

By: /s/ Soleil Boughton
Name: Soleil Boughton Title: Chief Legal Officer

EXHIBIT 1

Services.

The Services are as follows and also include any other work Advisor performs for the Company:

Advisor shall provide advisory and consulting services to the Company as requested by the Board and/or Chief Executive Officer or their designees from time to time, which may include special global initiatives. In addition, Advisor agrees to be reasonably available to assist with transition-related matters, which may include, without limitation, answering questions, assisting with legal process, execution of documents and other actions reasonably necessary to support the orderly transition of responsibilities (the “Services”).

Notwithstanding anything in the Advisor Agreement to the contrary, the Services will not include any clinical or other services which could be considered the practice of therapy, counseling, or behavioral healthcare services, and Advisor will not provide any clinical or other services under this Advisor Agreement that could be considered the practice of therapy, counseling, or behavioral healthcare services.

Compensation.

Advisor’s provision of Services hereunder constitutes a continuation of service as defined with respect to restricted stock units previously granted by Hims & Hers Health, Inc. under an award agreement dated May 19, 2025 (all such awards outstanding and unvested on the Effective Date of the Agreement, the “HHH Equity”), such that Advisor continues to qualify as a “Service Provider” as defined in the equity plan documents. Accordingly, Advisor’s outstanding and unvested HHH Equity shall continue vesting pursuant to the original terms thereof and service will terminate for all purposes on the final day of the Term.
For the avoidance of doubt, with respect to the 216,333 restricted stock units previously granted to you by the Company pursuant to the award agreement dated May 19, 2025, 54,083 of those shares will vest on June 15, 2026 (the quarterly vesting date immediately prior to the end of the Term). The remaining 162,250 shall be automatically forfeited and cancelled without consideration as of the Transition Date included in the Transition Arrangements letter you received from the Company on September 30, 2025, and Advisor shall have no further right, title, or interest therein. The Company may withhold required amounts in connection with vesting or as otherwise required by law with respect to the HHH Equity.
The Company shall also pay Advisor a lump sum of $125,000 for the Services (“Advisory Fee”), subject to standard deductions and withholdings, payable at the end of the Term. In the event this Agreement is terminated prior to the end of the Term, the Company shall pay Advisor a pro rata portion of the Advisory Fee based on the period of Services actually provided through the date of Termination.

The Parties acknowledge and agree that the Advisory Fee is subject to review from time to time, including but not limited to on or around the Effective Date, in the event of a substantial modification to the scope of Services. Any adjustment or amendment to the Advisory Fee shall be subject to the mutual written agreement of the Parties. No change shall be effective unless and until set forth in a written instrument signed by both Parties.

The Company will comply with applicable law with regard to federal, state and local income and other tax withholding matters.

Consideration
Advisor acknowledges and agrees that the Advisory Fee and the HHH Equity provided under this Advisor Agreement, together with the Transition Benefits provided under the Transition Arrangements Letter, constitute sufficient and valuable consideration for Advisor’s obligations, including the Services provided under this Advisor Agreement.

EXHIBIT 2

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)Result from any work performed by the employee for his employer.

(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.